UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2015

OXIS INTERNATIONAL, INC.
 (Exact name of Registrant as specified in its charter)
____________________

Delaware (State or other Jurisdiction of Incorporation or organization)	000-08092 (Commission File Number)	94-1620407 (IRS Employer I.D. No.)
___________________________

4830 West Kennedy Blvd
Suite 600
Tampa, FL 33609
Phone: (310) 860-5184
(Address, including zip code, and telephone and facsimile numbers, including area code, of registrant’s executive offices)
___________________________

468 N. Camden Dr., 2nd Floor, Beverly Hills, CA 90210
(Former name, former address and former fiscal year, if changed since last report)

ITEM  8.01 Other Events-Licensing of Assets by Subsidiary

The Registrants wholly owned subsidiary Oxis Biotech, Inc., a Delaware corporation, executed definitive agreements licensing certain assets for the treatment of Multiple Myeloma and initiated a consulting agreement with University of Pittsburgh's Professor, Dr. Xiang-Qun(Sean)Xie. The license agreement provides Oxis Biotech, Inc an exclusive worldwide license to develop and commercialize therapies for the treatment of Multiple Myeloma. Dr. Xie joins Oxis Biotech as a consultant and member of the Science Advisory Board to further develop the assets licensed to Oxis Biotech, Inc.

Sean Xie, MD, PhD, EMBA (one of the world's foremost cannabinoid research scientists) is a tenured Professor at the Department of Pharmaceutical Sciences/Drug Discovery Institute at University of Pittsburgh and Associate Dean for Research Innovation at the School of Pharmacy. He is Principal Investigator of an integrated research laboratory of CompuGroup, BioGroup and ChemGroup, and Founding Director of Computational Chemical Genomics Screening Center. Dr. Xie is also Director/PI of NIH funded National Center of Excellence for Computational Drug Abuse Research. Dr. Xie holds joint faculty positions at the Departments of Computational System Biology and Structural Biology, and Pittsburgh Cancer Institute MT/DD Program. Xie is a charter member of the NIH BPNS Study Section Review Panel, an oversea expert reviewer for the Chinese Natural Science Foundation, ad hoc reviewer for the Netherlands Organizations for Scientific Research Council for Chemical Sciences, MCMB Foundation for MRC UK, and the Wellcome Trust Fund, Sir Henry Wellcome Fellowship, London, UK. He serves as an invited guest editor for AAPS Journal, Editorial Board of American Journal of Molecular Biology, and Associate Editor of BMC Pharmacology and Toxicology. He was an invited international Assessment Panelist for Fudan University College of Pharmacy, a member of the Board of Directors of the Chinese Association of Professionals in Science and Technology, and a Chair of the CAPST Biomedical and Pharmaceutical Society. Dr. Xie also holds adjunct professor title in top institutes and colleges of pharmacy in China, including CAMS Tianjin Institute of Hematology Stem Cell Medical Center; Fudan, Shanghai Jiaotong, and Zhejiang Universities. In 2013, he was named an honorary professor of Chinese Academy of Medical Sciences & Peking Union Medical College. Dr. Xie is a recipient of the 2014 American Association of Pharmaceutical Scientists (AAPS) Outstanding Research Achievement Award.

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                       Oxis International, Inc.

Dated: January 12, 2015                                                                             By:    /s/ Anthony J. Cataldo
Anthony J. Cataldo
Chief Executive Officer